For Immediate Release

U.S. Wireless Data Reports on Notification Regarding
Bridge Loan and Equity Transaction
- Company to Explore Alternative Financing -

NEW YORK – November 03, 2003 – U.S. Wireless Data, Inc. (USWD) (OTC: USWE), a leader in wireless transaction processing, today announced that on October 30, 2003, the company received notification from Brascan Financial Corporation (“Brascan”), on behalf of its designate, MIST Inc. (“MIST”), an affiliate of Brascan, that it no longer intends to pursue the equity financing transaction contemplated by the term sheet with USWD as previously announced on September 16, 2003. However, the company is continuing to explore alternative transactions with MIST, although there can be no assurance that any such transaction will be consummated, or consummated on terms favorable to the company.

Brascan indicated that despite certain technical defaults in connection with their bridge loan to USWD, as previously reported in the company’s Annual Report on Form 10-KSB, as filed on October 14, 2003 (which defaults were waived through October 31, 2003), it is willing to discuss continuing to extend the balance of the remaining unadvanced amounts under the bridge loan that approximate $1 million. However, there can be no assurance that Brascan will continue to extend such remaining amounts or that it will not declare a default under the bridge loan documentation subsequent to October 31, 2003.

In connection with MIST’s determination not to proceed with the equity financing transaction as previously contemplated, Brascan has released USWD from its obligations to not solicit alternative financings from other potential investors, and the break-up fee that was associated with such a financing. USWD is currently exploring such other options. In view of MIST’s determination not to proceed with the equity financing transaction as contemplated, the warrant to purchase 10,000,000 shares of USWD common stock issued to Brascan in connection with the bridge loan will expire in September 2008 and will become exercisable on the earlier of (i) December 31, 2003, or (ii) upon a consolidation or merger with another entity, or the sale, transfer or other disposition of all or substantially all of the company’s assets and properties to another entity.

About U.S. Wireless Data

U.S. Wireless Data provides wireless transaction delivery and gateway services to the payments processing industry. Our customers include credit card processors, merchant acquirers, banks, automatic teller machine (“ATM”) distributors and their respective sales organizations, as well as certain businesses seeking new solutions to make it easier for their customers to buy their products or services. We offer these entities turnkey wireless and other transaction management services. We also provide those entities with proprietary wireless enabling products designed to allow card acceptance where such acceptance has heretofore been either too expensive or technologically unfeasible, or to displace conventional telephone lines for increased speed, cost reduction and/or convenience. These services and products may be utilized by conventional card accepting retailers as well as emerging card accepting market segments such as vending machines, quickservice (fast-food) and quick casual restaurants, taxis and limousines, in-home service providers, door-to-door sales, contractors, delivery services, sporting events, and outdoor markets. Our services and products may also be used for gathering telemetric information such as mission critical operational data on a real-time basis from remote equipment (e.g., vending machines). Further information is available at www.uswirelessdata.com.

Statements about the Company’s future expectations, plans, objectives and expected performance and all other statements in this document, the Company’s periodic filings with the Securities and Exchange Commission (or documents incorporated by reference therein) and in written and oral presentations made by us, including projections or other forward-looking statements other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such projections and forward-looking statements are based on assumptions, which we believe are reasonable but are, by their nature, inherently uncertain. In all cases, results could differ materially from those projected. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The Company is not responsible for events not updated after the date on this press release. Our forward looking statements are based on information available to us today, and except as required by law, we undertake no obligation to update any forward looking statement, whether as a result of new information, future events or otherwise.

As discussed, USWD’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of technology, sales, marketing and support, the risk that products may not result from development activities, ability to reduce operating expenses in a meaningful manner, protection of its intellectual property, dependence on partners for development of certain projects, and other factors discussed. Readers are advised to review these reports (which are available from the United States Securities and Exchange Commission’s EDGAR database at http://www.sec.gov and at various other reference facilities in the United States).

Contact Info: U.S. Wireless Data, Inc. Adi Raviv Executive Vice President & CFO 212/750-7766 araviv@uswirelessdata.com	USWD Investor Relations: Lippert/Heilshorn & Associates David K. Waldman/Keith Lippert 212/838-3777 dwaldman@lhai.com